EXHIBIT 5


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                  Danziger, Klagsbald, Rosen & Co. LAW OFFICES

    Gibor Sport Bldg., 24th floor, 28 Bezalel Street, Ramat Gan 52521, Israel
                      Tel: (03) 611-0700 Fax: (03) 611-0707
                          e-mail: office@danklaw.co.il









                                                 February 6, 2001
                                            Ref:1330-001\Form S-8-33897

RADVision Ltd.
24 Raoul Wallenberg Street
Tel Aviv, 69719
Israel

                  Re:    RADVision Ltd.
                         --------------

Ladies and Gentlemen:

     As counsel for RADVision Ltd., an Israeli company (the "Company"), we have reviewed the Company's 2001 Employee Stock Option Plan (the "Plan") authorizing the issuance of up to 894,945 Ordinary Shares, par value NIS 0.1 per share, of the Company (the "Shares"), which reflect up to 4% of the Company's share capital, on a fully diluted basis, subject to the sufficiency of the Company's authorized share capital.

     We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents, as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8 relating to the Plan.


                                            Very truly yours,

                                            /s/ Danziger, Klagsbald, Rosen & Co.
                                            Danziger, Klagsbald, Rosen & Co.